EXHIBIT 12
Select Medical Holdings Corporation
Ratio of Earnings to Fixed Charges
(in thousands)
(unaudited)

	For the Year Ended December 31,
	2006	2007	2008	2009	2010
Pre-tax income from operations before adjustments for non-controlling interests in consolidated subsidiaries or loss from equity investees	$127,336	$55,666	$51,897	$116,404	$124,432

Fixed charges:
Interest expense and amortization of debt discount and premium on all indebtedness	131,831	140,155	145,894	132,469	112,337

Capitalized interest	2,016	3,757	474	427	767

Rentals:
Buildings - 33% (A)	27,736	32,490	36,380	38,644	39,033

Office and other equipment - 33% (A)	11,337	11,023	9,580	9,309	12,038

Preferred stock dividend requirements of consolidated subsidiaries	34,632	36,374	53,970	29,273	—

Total fixed charges	$207,552	$223,799	$246,299	$210,121	$164,175

Pre-tax income from operations before adjustment for non-controlling interests in consolidated subsidiaries or loss from equity investees plus fixed charges, less preferred stock dividend requirements of consolidated subsidiaries less capitalized interest	$332,872	$275,708	$297,722	$326,098	$287,840

Ratio of earnings to fixed charges	1.60	1.23	1.21	1.55	1.75

(A)	The Company uses 33% to estimate the interest on its rentals. This percentage is a reasonable approximation of the interest factor.

Select Medical Corporation
Ratio of Earnings to Fixed Charges
(in thousands)
(unaudited)

	For the Year Ended December 31,
	2006	2007	2008	2009	2010
Pre-tax income from operations before adjustments for non-controlling interests in consolidated subsidiaries or loss from equity investees	$163,245	$85,997	$84,100	$152,037	$152,297

Fixed charges:
Interest expense and amortization of debt discount and premium on all indebtedness	97,288	105,497	110,889	99,543	84,472

Capitalized interest	2,016	3,757	474	427	767

Rentals:
Buildings - 33% (A)	27,736	32,490	36,380	38,644	39,033

Office and other equipment - 33% (A)	11,337	11,023	9,580	9,309	12,038

Total fixed charges	$138,377	$152,767	$157,323	$147,922	$136,310

Pre-tax income from operations before adjustment for non-controlling interests in consolidated subsidiaries or loss from equity investees plus fixed charges, less preferred stock dividend requirements of consolidated subsidiaries, less capitalized interest	$299,606	$235,007	$240,949	$299,532	$287,840

Ratio of earnings to fixed charges	2.17	1.54	1.53	2.02	2.11

(A)	The Company uses 33% to estimate the interest on its rentals. This percentage is a reasonable approximation of the interest factor.